EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each of the Reporting Persons (as such term is defined in the Schedule 13G referred to below) by Toby Neugebauer, on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Fermi Inc., a Texas corporation, and that this agreement may be included as an exhibit to such joint filing.

Dated: November 14, 2025

Melissa A. Neugebauer 2020 Trust

By:	/s/ Toby Neugebauer
Name:	Toby Neugebauer
Title:	Investment Trustee

Vicksburg Investments Management LLC

By:	/s/ Toby Neugebauer
Name:	Toby Neugebauer
Title:	Managing Member

Toby Neugebauer

By:	/s/ Toby Neugebauer
Name:	Toby Neugebauer